UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant        ☒        Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Good morning/afternoon ___,

I hope you’re doing well. I’m reaching out regarding the upcoming Special Meeting of Shareholders of the XAI Floating Rate & Alternative Income Trust (XFLT), scheduled for July 30, 2026.

We understand that one or more financial advisers at your firm may have clients who own shares of XFLT. Shareholders are being asked to vote on a proposal to approve a new investment sub-advisory agreement among the Fund, XA Investments LLC and Rockford Tower Asset Management, LLC, a subsidiary of King Street Capital Management, LP.

The Fund’s Board of Trustees recommends that shareholders vote “FOR” the proposal on the WHITE Proxy Card. Additionally, ISS, one of the world’s leading independent proxy advisory firms, has issued its own analysis recommending that shareholders also vote “FOR” the proposal on the WHITE Proxy Card.

The Fund’s terminated sub-adviser, Octagon Credit Investors, LLC, is opposing the proposal and has circulated materials containing arguments that the Fund believes are misleading, incomplete, and factually incorrect. More information regarding the proposal, including the Fund’s responses to Octagon’s claims, is available at https://xainvestments.com/xflt-proxy/.

XA Investments and the Board firmly believe the King Street Sub-Adviser is better positioned to improve the Fund’s performance, support stronger distributions over time and help unlock greater value for shareholders. The Fund’s management fees and expenses will NOT increase and shareholders will NOT pay any higher fees as a result of the proposed change. It is important to note that a vote against the approval of the King Street Sub-Adviser will NOT be reinstate Octagon as sub-adviser and XA Investments will continue to serve as the Fund’s adviser.

We would really appreciate your help sharing this information with any advisers at your firm whose clients may own XFLT. We are asking advisers to encourage their clients to review the proxy materials and submit their votes as soon as possible. To help make that outreach easier, we have also attached a sample email that advisers may use or modify when contacting their clients.

Please feel free to let me know if there is someone else at the firm with whom we should coordinate or if there is anything further we can provide. Thank you in advance!

SUBJECT: XFLT Shareholder Meeting: Vote Required

Dear [client name],

Hope that you are well. I’m reaching out on an important matter regarding the XAI Floating Rate & Alternative Income Trust (the “Fund”), in which you are invested. The Fund is scheduled to hold an upcoming Special Meeting of Shareholders on July 30th, 2026. As a shareholder of the Fund, you are being asked to vote on one proposal to approve a new investment sub-advisory agreement among the Fund, XA Investments LLC and Rockford Tower Asset Management, LLC, a subsidiary of King Street Capital Management, LP.

A brief summary of the proposal can be found HERE (https://www.okapivote.com/XFLTSummary). Full detail can be found in the statement, which is available HERE (http://www.okapivote.com/XFLT). You may also find additional information about the upcoming meeting HERE (https://xainvestments.com/xflt-proxy/).

The Board of Trustees of the Fund recommends that you vote "FOR” the proposal on your WHITE Proxy Card. The Board also recommends that shareholders ignore any blue proxy materials you may receive from the Fund’s terminated sub-adviser, Octagon Credit Investors, LLC. Additionally, ISS, one of the world’s leading independent proxy advisory firms, has issued its own analysis recommending that shareholders also vote “FOR” the proposal on the WHITE Proxy Card.

If you have not yet submitted your vote, I would encourage you to please do so using the WHITE Proxy Card at your earliest convenience. If you have already submitted your vote, you may continue to receive proxy materials for this meeting. Please note that your most recently dated vote is the one that counts, so if you’re unsure whether or not you voted, please take a moment to submit your vote at your earliest convenience.

Here are the ways you may be able to vote:

•	By Internet – Visit the website listed on your WHITE Proxy Card, enter your control number and follow the simple on-screen instructions. You may have recently received an email regarding this meeting with a link to vote your shares. The email would have most likely come from the email address ‘ID@ProxyVote.com’.

•	By Phone – Call the toll-free number listed on your WHITE Proxy Card and follow the prompts.

•	By Mail – If you received your materials by mail, please sign and return your WHITE Proxy Card in the enclosed postage-paid envelope.

If you have any questions or need assistance voting your shares please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com